Exhibit 1.1

WISeKey completes the first phase of the acquisition of arago by taking controlling interest

Zug/Geneva, Switzerland – November 19, 2020 – WISeKey International Holding Ltd (“WISeKey”) (SIX: WIHN), a leading cybersecurity company and arago GmbH ("arago"), a leading German technology company that provides Artificial Intelligence (“AI”) to enterprises globally through Knowledge Automation, announced today that they reached a binding agreement for WISeKey to acquire, through conversion of loan commitments and guaranteeing the arago existing indebtedness, a majority interest of 51% in arago. Previous transactions involving shares in arago have determined arago's net value at around CHF 100 million.

The acquisition of a controlling interest in arago is the initial step in an overall transaction which would lead to a combination of the businesses of WISeKey and arago. As set out in the non-binding term sheet previously announced, the combination would be completed through the issuance by WISeKey of new Class B shares to arago’s remaining minority shareholder against contribution by arago's minority shareholder of the remaining arago shares to WISeKey. arago's remaining shareholder would then hold a significant minority stake in WISeKey. The transaction is subject to the parties agreeing on definitive agreements, including the respective relative valuations. The subsequent completion of definitive agreements would, among other things, be conditional upon obtaining the required regulatory and other standard authorizations, including the listing of the new WISeKey Class B shares.

arago has a large recurring customer base and licensing model which is expected to bring significant synergies to WISeKey and strengthen WISeKey's position in the fast-growing Artificial Intelligence of Things (“AIoT”) market. The ability to authenticate and remotely manage millions of networked, automated devices and equipment is becoming pervasive: from the factory floor, to the hospital operating room, to the residential home, everything from refrigerators, watches and wearables, to wine bottles, is connecting and communicating via the Internet. The Internet of Things (“IoT”) security market is expected to reach nearly USD 29 billion in 2020 according to ‘Markets and Markets’, growing at an annual rate of 35%. These massively deployed connected objects are facing regular attacks, hence generating a large need for trusted end-to-end cybersecurity solutions. The increasing AI and IoT convergence is one of the primary factors that is driving the growth of the market. Over the past five years, a rapid surge in the adoption of AIoT cloud services has been witnessed. It is driven by its capabilities to provide enterprise-wide array of resources they can utilize to scale, orchestrate, and support their operations.

About arago:

arago GmbH, Frankfurt am Main (AG Frankfurt, HRB 100909), is a German technology private company which aim is to provide the benefits of Artificial Intelligence to enterprise customers globally through Knowledge Automation. Founded in 1995, the company develops and uses modern technologies such as inference and machine learning in order to automatically operate any business process.

About WISeKey:

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

WISeKeys' technology is trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) and provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.co

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The securities offered will not be, and have not been, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements of said Act.